UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  July 31, 2013

BLOOMIN’ BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35625	20-8023465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (813) 282-1225

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2013 the Board of Directors (the “Board”) of Bloomin' Brands, Inc. (the “Company”) appointed Tara Walpert Levy to the Board.

The Board increased its size from eight to nine members and appointed Ms. Levy to fill the vacancy. Ms. Levy, age 39, is currently the Managing Director of Global Ads Marketing for Google Inc. Prior to joining Google, Ms. Levy was the President of Visible World.

Ms. Levy will serve as a Class I director, which class will stand for re-election at the 2016 annual meeting of stockholders. Ms. Levy was also appointed to the Board's Audit Committee. In connection with Ms. Levy's appointment to the Board's Audit Committee, David Humphrey was removed as a member of the Board's Audit Committee.

Ms. Levy will participate in the Company's standard outside director compensation program. Pursuant to this program, each member of the Board who is not an employee of the Company, founder of the Company or associated with Bain Capital, LLC or Catterton Partners receives an annual retainer of $90,000 and, for those serving as a member of the Audit Committee, an additional retainer of $10,000. In addition, such directors receive a grant of restricted stock with a fair market value equal to $100,000 for each year of Board service, which Ms. Levy will receive upon attending her first Board meeting. One-third of the restricted stock will vest annually. Ms. Levy entered into the Company's standard indemnification agreement, the form of which was filed as an exhibit to the Company's registration statement on Form S-1 filed on April 6, 2012, as amended (Registration No. 333-180615).

The Board has determined that Ms. Levy satisfies the definition of “independent director” and the requirements for service on the Board's Audit Committee under the Nasdaq listing standards. The Audit Committee now consists solely of independent directors.

On July 31, 2013, the Company issued a press release announcing the appointment of Ms. Levy to the Board. A copy of the press release is filed with this Form 8-K as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit Number	Description

99.1	Press release issued by the Company on July 31, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOOMIN’ BRANDS, INC.
(Registrant)

Date: July 31, 2013	By:	/s/ Joseph J. Kadow
Joseph J. Kadow
Executive Vice President and Chief Legal Officer

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